CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Kingstone Companies, Inc. on Form S-1 (Registration No. 333-191731), to be filed on or about December 2, 2013, of our report dated March 30, 2012, on our audit of the consolidated financial statements as of December 31, 2011 and for the year ended December 31, 2011, which report was included in the Annual Report on Form 10-K filed on April 1, 2013. We also consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-1.

/s/ EisnerAmper LLP
Iselin, New Jersey
December 2, 2013